This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated July 15, 1997, and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If the Purchaser becomes aware of any state where the making of the Offer is so prohibited, the Purchaser will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker, or dealer, the Offer shall be deemed to be made on behalf of the Purchaser, if at all, by J.P. Morgan Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of
                           Control Data Systems, Inc.

                                       at
                                $20.25 Per Share

                                       by
                             CDSI Acquisition Corp.

                    a Corporation Formed at the Direction of
                         Welsh, Carson, Anderson & Stowe

     CDSI Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of CDSI Holding Corporation, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Control Data Systems, Inc., a Delaware corporation (the "Company"), at a price of $20.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 15, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together, constitute the "Offer").

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 11, 1997, UNLESS THE OFFER IS EXTENDED.


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



     The Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer that number Shares which represents at least 51% of the outstanding Shares determined on a fully diluted basis.

     The Board of Directors of the Company, by unanimous vote at its July 8, 1997 meeting, has approved the Offer and the Merger (as defined below) and recommends that the stockholders of the Company accept the Offer and tender their Shares.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 8, 1997 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that the merger of the Purchaser with and into the Company (the "Merger") will take place as soon as practicable after the satisfaction or waiver, if permissible, of all conditions to the Merger. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger, other than Shares held by Parent, the Purchaser, or any subsidiary of Parent or the Purchaser, or in the treasury of the Company or by any subsidiary of the Company, all of which shall be canceled, or other than Shares held by holders who properly demand and perfect appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, will be canceled and converted automatically in the right to receive in cash, without interest, an amount equal to the price paid per Share in the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary, as defined in the Offer to Purchase, of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit by the Purchaser of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such validly tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates, as defined in the Offer to Purchase (or timely Book-Entry Confirmation, as defined in the Offer to Purchase, of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility, as defined in the Offer to Purchase, pursuant to the procedures set forth under
Section 3 of the Offer to Purchase), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, as defined in the Offer to Purchase, in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, upon the failure to be satisfied of any of the conditions of the Offer set forth under
Section 18 of the Offer to Purchase, to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares, or (iii) waive any condition by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary and by making a public announcement thereof. Any termination, amendment, or waiver will be followed as promptly as practicable by a public announcement. In the case of an extension, a public announcement will be made no later than 9:00 a.m., New York city time, on the next business day after the previously scheduled expiration date of the Offer.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Offer to Purchaser at any time prior to 12:00 midnight, New York City time, on Monday, August 11, 1997 (or the latest time and date at which the Offer, if extended by the Purchaser, shall expire), and, unless theretofore accepted for payment and paid for by the Purchaser, may also be withdrawn at any time after September 15, 1997. For a withdrawal of Shares to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn, if Share Certificates have been tendered and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by a bank, broker, dealer, credit union savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (as defined in the Offer to Purchase, an ("Eligible Institution"), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth under Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the appropriate financial institution that is a member of the system of a Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for such withdrawal. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be retendered by again following on of the procedures described under Section 3 of the Offer to Purchase at any time on or prior to the expiration date of the Offer.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names or the names of whose nominees appear on the Company's stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listings for subsequent Transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which stockholders are urged to review carefully before making any decision with respect to the Offer.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at the Purchaser's expense.


                  The Information Agent for the Offer is:

                            [Georgeson & Company Inc. Logo]
                            Wall Street Plaza
                            New York, New York 10005
                            Banks and Brokers Call Collect: (212) 440-9800 All Others Call Toll Free: (800) 223-2064

                  The Dealer Manger for the Offer is:

                            J.P. Morgan & Co.
                            60 Wall Street
                            Mail Stop 25RY
                            New York, New York 10260
                            (800) 576-5626 (toll free)

                                                                   July 15, 1997